Exhibit 10.5

THIRD AMENDMENT TO CREDIT AGREEMENT AND REAFFIRMATION OF LOAN DOCUMENTS

This THIRD AMENDMENT TO CREDIT AGREEMENT AND REAFFIRMATION OF LOAN DOCUMENTS, dated as of November 30, 2012, (this “Amendment”) is by and among Zoe’s Kitchen USA, LLC, a Delaware limited liability company (the “Borrower”), the other Persons party to the Credit Agreement described below as Credit Parties which are also party hereto, the various institutions party hereto as new Lenders under the Credit Agreement (in such capacity, each a “New Lender” and collectively the “New Lenders”), the various institutions party to the Credit Agreement as Lenders, and General Electric Capital Corporation, a Delaware corporation, as Agent.

WITNESSETH:

WHEREAS, the Borrower, the other Credit Parties, the Agent and the Lenders (other than the New Lenders) have entered into that certain Amended and Restated Credit Agreement dated as of September 23, 2011 (as the same has been and hereafter may further be amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”; capitalized terms used herein and not defined herein shall have the meanings ascribed thereto in the Credit Agreement);

WHEREAS, the Borrower has requested certain additional Loans and other financial accommodations from Agent, the New Lenders and the other Lenders and certain modifications to the Credit Agreement; and

WHEREAS, in light of such requests, on the terms and subject to the conditions set forth herein, the Agent, the New Lenders and the other Lenders have agreed to make certain additional Loans and other financial accommodations to the Borrower and to amend the Credit Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.                                           Amendments to Credit Agreement.  Effective as of the Effective Time (as defined below), the Credit Agreement is hereby amended as follows:

(a)                                 Section 1.1 of the Credit Agreement is hereby amended by deleting such Section in its entirety and substituting the following therefor:

“1.1                         Amounts and Terms of Commitments.

(a)                                 The Term Loan. (i)  Pursuant to the Existing Credit Agreement, GE Capital extended, among other things, “RLOC Advances” (as defined in the Original Credit Agreement) to the Borrower.  The Borrower acknowledges and agrees that as of the Restatement Effective Date, $7,465,331.53 of such RLOC Advances remained outstanding, of which $7,092,064.97 remains outstanding as of the Third Amendment Effective Date, and shall for all purposes hereunder constitute and be referred to as the “Restatement Effective Date Term Loan” hereunder, without constituting a novation.

(ii)  Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein and in the Third Amendment, on the Third Amendment Effective Date, each Lender with a Third Amendment Term Loan Commitment severally and not jointly agrees to lend to the Borrower on the Third Amendment Effective Date, the amount set forth opposite such Lender’s name in Schedule 1.1(a) under the heading “Third Amendment Term Loan Commitment” (such amount being referred to herein as such Lender’s “Third Amendment Term Loan Commitment”). Amounts borrowed under this subsection 1.1(a)(ii) are referred to as the “Third Amendment Term Loan” and, together with the Restatement Effective Date Term Loan, are sometimes referred to herein, collectively, as the “Term Loan.”  No amount of the Term Loan which is repaid or prepaid may be reborrowed.

(b)                                 The Revolving Credit.  Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, each Revolving Lender severally and not jointly agrees to make Loans to the Borrower (each such Loan, a “Revolving Loan”) from time to time on any Business Day during the period from the Third Amendment Effective Date through the Final Availability Date, in an aggregate amount not to exceed at any time outstanding the amount set forth opposite such Lender’s name in Schedule 1.1(b) under the heading “Revolving Loan Commitments” (such amount as the same may be reduced or increased from time to time in accordance with this Agreement, being referred to herein as such Lender’s “Revolving Loan Commitment”); provided, however, that, the Lenders shall be under no obligation to fund any requested Borrowing of Revolving Loans to the extent that such requested Borrowing, if funded, would cause the aggregate principal amount of all outstanding Revolving Loans to exceed the Maximum Revolving Loan Balance.  Subject to the other terms and conditions hereof, amounts borrowed under this subsection 1.1(b) may be repaid and reborrowed from time to time.  The “Maximum Revolving Loan Balance” from time to time will be the lesser of:

(x)                                 the product obtained by multiplying (A) EBITDA for the most recent thirteen (13) Fiscal Periods ended on or prior to the date of determination for which financial statements have been delivered, times (B) 3.5, minus (y) outstanding Senior Indebtedness (other than Revolving Loans) as of such date of determination, as calculated pursuant to the most recent Availability Certificate in effect from time to time, or

(y)                                 the Aggregate Revolving Loan Commitment then in effect.

If at any time the then-outstanding principal balance of Revolving Loans exceeds the Aggregate Revolving Loan Commitment then in effect, then the Borrower shall immediately prepay outstanding Revolving Loans in an amount sufficient to eliminate such excess.

The parties hereto acknowledge and agree that the aggregate outstanding principal amount of the Revolving Loans under the Credit Agreement immediately prior to the Third Amendment Effective Date is $15,534,668.47 all of which shall be voluntarily repaid by the Borrower in full on the Third Amendment Effective Date with the proceeds of the Third Amendment Term Loan.  After giving effect to such voluntary prepayment, but without giving effect to any Revolving Loan Borrowing on the Third Amendment Effective Date, the aggregate outstanding principal balance of Revolving Loans shall equal $0.

On each Revolving Loan Conversion Date, all Revolving Loans outstanding on such Revolving Loan Conversion Date will be automatically and without further action or consent of any kind be converted to a portion of the Term Loan and, upon such conversion, shall for all purposes hereunder constitute and be referred to as a portion of the Term Loan hereunder, without constituting a novation (each such portion of the Term Loan referred to herein at times as a “Converted Revolving Loan”); provided, however, no such conversion shall occur with respect to any calendar year if, at least thirty (30) days prior to the applicable Revolving Loan Conversion Date, Borrower has delivered to Agent an irrevocable written notice that Borrower will repay all outstanding Revolving Loans as of the scheduled date for repayment, and, on the date given in such notice (which shall be no later than fifteen (15) days prior to such Revolving Loan Conversion Date), the Borrower shall have repaid all of the outstanding Revolving Loans as of such repayment date.  On each Revolving Loan Conversion Date, the Aggregate Revolving Loan Commitment shall automatically be reduced by the aggregate principal amount of all Converted Revolving Loans converted into a portion of the Term Loan on such date.”

(b)                                 Section 1.8 of the Credit Agreement is hereby amended by deleting subsections (a), (d) and (e) thereof in their entirety and substituting the following, respectively, therefor:

“(a)                           Scheduled Term Loan Payments.  The principal amount of the Term Loan shall be paid in installments on the dates below, in each case in an amount equal to the sum of (x) the aggregate amount of Converted Revolving Loan Installment Amounts with respect to each Converted Revolving Loan which was converted into a portion of the Term Loan at least one full Fiscal Quarter prior to such date, and (y) the respective amounts shown below:

Date of Payment	Amount of Term Loan Payment

December 31, 2012	$312,500

March 31, 2013	$312,500
June 30, 2013	$312,500
September 30, 2013	$312,500
December 31, 2013	$312,500

March 31, 2014	$312,500
June 30, 2014	$312,500
September 30, 2014	$312,500
December 31, 2014	$312,500

March 31, 2015	$312,500
June 30, 2015	$312,500
September 30, 2015	$312,500
December 31, 2015	$312,500

March 31, 2016	$312,500
June 30, 2016	$312,500
September 30, 2016	$312,500
December 31, 2016	$312,500

March 31, 2017	$312,500
June 30, 2017	$312,500
September 30, 2017	$312,500
November 29, 2017	$18,750,000

The final scheduled installment of the Term Loan shall, in any event, be in an amount equal to the entire remaining principal balance of the Term Loan.”

“(d)                           Issuance of Securities.  Immediately upon the receipt by any Credit Party or any Subsidiary of any Credit Party of the Net Issuance Proceeds of the issuance of Stock or Stock Equivalents (including any capital contribution) or debt securities (other than Net Issuance Proceeds from the issuance of (i) debt securities in respect of Indebtedness permitted hereunder, (ii) Excluded Equity Issuances and (iii) Extraordinary Equity Issuances), the Borrower shall deliver, or cause to be delivered, to Agent an amount equal to such Net Issuance Proceeds, for application to the Loans in accordance with subsection 1.8(f).  Notwithstanding the foregoing, upon the issuance by Holdings, any of its Subsidiaries or any corporate parent of Holdings of new equity securities pursuant to an initial public offering of such Person’s equity securities (whether common or preferred stock or otherwise), immediately upon receipt by such Credit Party or such Person of the Net Issuance Proceeds thereof, the Borrower shall deliver, or cause to be delivered, to Agent an amount equal to fifty percent (50%) of such Net Issuance Proceeds, for application to the Loans in accordance with subsection 1.8(f).”

“(e)                            Excess Cash Flow.  Within five (5) days after the annual financial statements are required to be delivered pursuant to subsection 4.11(b) hereof, commencing with such annual financial statements for the Fiscal Year ending nearest December 31, 2013, the Borrower shall deliver to Agent a written calculation of Excess Cash Flow of the Credit Parties and their Subsidiaries for such Fiscal Year in the form of Exhibit 1.8(e) and certified as correct on behalf of the Credit Parties by a Responsible Officer of the Borrower and concurrently therewith shall deliver to Agent, for distribution to the Lenders, an amount equal to 50% of such Excess Cash Flow, for application to the Loans in accordance with the provisions of subsection 1.8(f) hereof.”

(c)                                  Section 1.12 of the Credit Agreement is hereby amended by deleting subsection (a) thereof in its entirety and substituting the following therefor:

“(a)                           Borrowing Request. The Borrower shall have the right, following the Restatement Effective Date, at its request, by written notice from Borrower to Agent, to obtain (y) commitments for additional tranches of term loans (each such commitment, an “Incremental Term Loan Commitment” and such loans funded thereunder, “Incremental Term Loans”) or (z) additional Revolving Loan Commitments (each such commitment, an “Incremental Revolving Loan Commitment”; the Incremental Revolving Loan Commitments and the Incremental Term Loan Commitments are sometimes referred to herein individually as an “Incremental Commitment” and collectively as “Incremental Commitments”) from existing Lenders or new Lenders, subject to the standards for new Lenders pursuant to a Sale of Loans set forth in Section 9.9(b) to the extent that such new Lender is subject to the approval of Agent pursuant to Section 9.9(b).  No Lender shall be obligated to provide any Incremental Term Loan Commitment or to increase its Revolving Loan Commitment; provided, existing Lenders shall first be afforded the opportunity to provide each proposed Incremental Facility before the Borrower solicits or obtains such Incremental Facility, or any portion thereof, from prospective Lenders.  Each Incremental Commitment shall be in an amount not less than $5,000,000 and all Incremental Commitments shall in no event exceed $15,000,000 in the aggregate.  Each such notice shall specify the type and amount of the proposed Incremental Commitment and the date (each an “Incremental Commitment Effective Date”) on which Borrower proposes that the applicable Incremental Commitment shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to the Agents or such earlier date determined by Agent in its reasonable discretion.”

(d)                                 Section 1.12(b) of the Credit Agreement is hereby amended by deleting clause (vii) thereof in its entirety and substituting the following therefor:

“(vii)                     after giving pro forma effect to the funding of an Incremental Term Loan and the making of an Incremental Revolving Loan Commitment (in each case, determined as if such transactions had been consummated on the first day of the applicable measuring period), the ratio of (A) outstanding Senior Indebtedness as of such date of determination, to (B) EBITDA for the most recent thirteen (13) Fiscal Periods ended on or prior to the date of determination for which financial statements have been delivered, shall not exceed 3.50; and”

(e)                                  Section 4.12 of the Credit Agreement is hereby amended by deleting subsections (a) and (c) thereof in their entirety and substituting the following, respectively, therefor:

“(a)                           Effective Leverage Ratio.  As the last day of each Fiscal Quarter for the Measurement Period set forth in the table below, Borrower and the Subsidiary Guarantors must have an Effective Leverage Ratio of not more than the maximum ratio set forth in the table below opposite such Measurement Period:

Ending Date	Maximum Leverage Ratio
Fiscal Quarter 4, 2012 and the last day of each Fiscal Quarter thereafter	5.50 to 1.00”

“(c)                            Capital Expenditures.  The Credit Parties and their Subsidiaries shall not incur or permit to be incurred by Borrower or any Credit Party, Capital Expenditures (other than Excluded Capital Expenditures) in the aggregate during each Fiscal Year in excess of (i) the maximum amount set forth below for such Fiscal Year, plus (ii) the cash proceeds (“Equity Proceeds”) actually received by Borrower during such Fiscal Year as additional capital or from the issuance by Borrower of its own Stock (other than any issuance of Stock or other equity interests in the ordinary course of business to any director, member of the management or employee of Borrower) (“Capital Expenditure Limitation”):

Fiscal Year	Maximum Capital Expenditures
Fiscal Year ending nearest December 31, 2012	$17,000,000
Fiscal Year ending nearest December 31, 2013	$28,500,000
Fiscal Year ending nearest December 31, 2014	$32,500,000
Fiscal Year ending nearest December 31, 2015	$36,000,000
Fiscal Year ending nearest December 31, 2016	$41,000,000
Fiscal Year ending nearest December 31, 2017	$45,000,000
Each Fiscal Year thereafter	as mutually agreed by Borrower and Agent

provided, however, in the event the Credit Parties and their Subsidiaries do not expend the entire Capital Expenditure Limitation in any Fiscal Year, the Credit Parties and their Subsidiaries may carry forward to the immediately succeeding Fiscal Year only the lesser of (i) fifty percent (50%) of the unutilized portion and (ii) twenty-five percent (25%) of the entire Capital Expenditure Limitation for such Fiscal Year.  All Capital Expenditures shall first be applied to reduce the applicable Capital Expenditure Limitation and then to reduce the carry-forward from the previous Fiscal Year, if any.

(f)                                   Section 4.19 of the Credit Agreement is hereby amended by deleting such section in its entirety and substituting the following therefor:

“4.19                  Use of Proceeds.  The Borrower shall use the proceeds of (i) the Loans (other than the Third Amendment Term Loan) solely as follows: (a) to pay, on the Restatement Effective Date, costs and expenses required to be paid pursuant to Section 2.1, (b) for working capital, Capital Expenditures and (c) other general corporate purposes not in contravention of any Requirement of Law and not in violation of this Agreement and (ii) the Third Amendment Term Loan solely as follows:  (a) to make a voluntary prepayment of all Revolving Loans outstanding under the Credit Agreement immediately prior to the Third Amendment Effective Date, (b) to pay, on the Third Amendment Effective Date, costs and expenses incurred in connection with the Third Amendment and (c) for other general corporate purposes not in contravention of any Requirement of Law and not in violation of this Agreement; provided, however, in no event may proceeds of Revolving Loans be used, directly or indirectly, to make an optional prepayment of Term Loan.

(g)                                  The Credit Agreement is hereby amended by adding the following new Section 4.20 thereto in appropriate numeric order:

“4.20                  Interest Rate Protection.  Within ninety (90) days of the Closing Date, the Borrower shall enter into, and thereafter maintain, Rate Contracts providing protection against fluctuations in interest rates with one or more financial institutions with respect to at least 50% of the principal amount of the sum of the Term Loan Commitments of all Lenders as of the Third Amendment Effective Date, which agreements shall provide for not less than a three (3) year term and containing such other terms as are customary and are satisfactory to Agent; provided, the Borrower shall have no obligation to renew such Rate Contracts beyond such required three (3) year term.”

(h)                                 Section 11.1 of the Credit Agreement is hereby amended by deleting the definitions of “Aggregate Revolving Loan Commitment,” “Applicable Margin,” “Base Rate,” “Change of Control,” “EBITDA,” “Fixed Charge Coverage Ratio,” “LIBOR,” “Obligations,” “Other Permitted Add-backs,” “Revolving Loan Conversion Date,” “Revolving Loan Credit Facility” and “Revolving Termination Date” in their entirety and substituting the following defined terms therefor:

“Aggregate Revolving Loan Commitment” means the combined Revolving Loan Commitments of the Lenders, which shall, as of the Third Amendment Effective Date, be in the amount of $20,000,000, as such amount may be reduced from time to time pursuant to this Agreement.

“Applicable Margin” means with respect to Revolving Loans and the Term Loan: (i) if a Base Rate Loan, four percent (4.00%) per annum and (ii) if a LIBOR Loan, five percent (5.00%) per annum.

“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Agent) or any similar release by the Federal Reserve Board (as determined by Agent), (b) the sum of 0.50% per annum and the Federal Funds Rate, and (c) the sum of (x) LIBOR calculated for each such day based on an Interest Period of one month determined two (2) Business Days prior to such day (but for the avoidance of doubt, not less than one percent (1.00%) per annum), plus (y) the excess of the Applicable Margin for LIBOR Loans over the Applicable Margin for Base Rate Loans, in each instance, as of such day.  Any change in the Base Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the “bank prime loan” rate, the Federal Funds Rate or LIBOR for an Interest Period of three months.

“Change of Control” means (a) prior to a Qualified IPO, the Investor Group shall cease to, directly or indirectly, own more than 50% of the outstanding Stock of Holdings on a fully diluted basis and Control Holdings; (b) after a Qualified IPO, (i) the Investor Group shall at any time and for any reason cease to own, directly or indirectly, at least thirty percent (30%) of the voting Stock of Holdings (on a fully diluted basis) and (ii) any “person” or “group” (as such terms are used in the Sections 13(d) and 14(d) of the Exchange Act, other than the Investor Group, (x) is or shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), of thirty percent (30%) or more of the voting Stock of Holdings (on a fully diluted basis) or (y) has the right to elect (by contract or otherwise) a majority of the board of directors of Holdings or (iii) Continuing Directors shall cease to constitute a majority of the members of the board of directors of Holdings; (c) Holdings shall cease to (i) own 100%, directly or indirectly through a wholly-owned Subsidiary that becomes a Credit Party, of each class of the outstanding Stock of Borrower and Soho or (ii) Control each of Borrower and Soho; or (c) Borrower shall cease to own 100%, directly or indirectly through a wholly-owned Subsidiary that becomes a Credit Party, of all Stock of each Subsidiary Guarantor (other than Soho) and Control each Subsidiary Guarantor (other than Soho).

“EBITDA” means the sum, for each Measurement Period, of (a) net income, (b) plus interest expense, (c) plus income taxes, (d) plus depreciation and amortization, (e) plus Other Permitted Add-Backs, (f) less non-recurring miscellaneous income, as reasonably determined for Borrower and the Subsidiary Guarantors on a consolidated basis, and (g) plus non-cash charges and non-recurring miscellaneous expenses each as reasonably determined for Borrower and the Subsidiary Guarantors on a consolidated basis.  Notwithstanding the foregoing, and without duplication, for all purposes under this Agreement (other than calculating the Fixed Charge Coverage Ratio) as of any period of measurement ending prior to the last day of Fiscal Quarter 3 2013, EBITDA shall equal EBITDA as calculated in accordance with the foregoing plus the respective amounts set forth below for the applicable period attributable to each of the South Carolina Franchising Acquisitions and the Texas Franchising Acquisitions:

Measurement Period Ending	EBITDA (SC)
Last day of Fiscal Period 8 2012	$837,020
Last day of Fiscal Period 9 2012	$770,477
Last day of Fiscal Period 10 2012	$719,495
Last day of Fiscal Period 11 2012	$672,282
Last day of Fiscal Period 12 2012	$629,558
Last day of Fiscal Period 13 2012	$591,168
Last day of Fiscal Period 1 2013	$541,472
Last day of Fiscal Period 2 2013	$484,833
Last day of Fiscal Period 3 2013	$383,269
Last day of Fiscal Period 4 2013	$286,949
Last day of Fiscal Period 5 2013	$192,730
Last day of Fiscal Period 6 2013	$130,730
Last day of Fiscal Period 7 2013	$68,976

Measurement Period Ending	EBITDA (TX)
Last day of Fiscal Period 8 2012	$210,333
Last day of Fiscal Period 9 2012	$157,750
Last day of Fiscal Period 10 2012	$105,167
Last day of Fiscal Period 11 2012	$52,583

“Fixed Charge Coverage Ratio” means, with respect to each Measurement Period, the ratio, calculated for Borrower and the Subsidiary Guarantors on a consolidated basis for such time period, each as determined in accordance with GAAP, of: (a) the sum of (i) EBITDAR, minus (ii) without duplication, cash taxes paid and any dividends or distributions made in respect of cash taxes during such Measurement Period, and minus (iii) unfinanced Consolidated Maintenance Capital Expenditures (other than Excluded Capital Expenditures) paid in cash during such Measurement Period (it being understood that for purposes of calculating Fixed Charge Coverage Ratio, internally generated free cash will first be allocated towards Consolidated Maintenance Capital Expenditures and then towards Consolidated Growth Capital Expenditures); to (b) the sum of (i) Operating Lease Expenses, (ii) scheduled principal payments on Effective Funded Debt included in clause (a) of the definition thereof (provided however, in no event shall more than four (4) scheduled installments of the Term Loan in any Fiscal Year be included in this clause (ii)), (iii) the current portion of all Capital Leases, and (iv) interest expense (in each case excluding non-cash interest expense and amortization of non-cash financing expenses).  Notwithstanding the foregoing, for purposes of calculating Fixed Charge Coverage Ratio as of any date prior to the last day of Fiscal Quarter 4 2013:  (i) scheduled principal payments in respect of the Term Loan shall equal $1,250,000 for each measurement period; and (ii) interest expense (a) for the measurement period ending on the last day of Fiscal Quarter 4 2012, shall equal interest expense during the period from the Third Amendment Effective Date through the last day of Fiscal Quarter 4 2012 multiplied by 365 divided by the number of days since the Third Amendment Effective Date, (b) for the measurement period ending on the last day of Fiscal Quarter 1 2013, shall equal interest expense during the period from the Third Amendment Effective Date through the last day of Fiscal Quarter 1 2013 multiplied by 365 divided by the number of days since the Third Amendment Effective Date, (c) for the measurement period ending on the last day of Fiscal Quarter 2 2013, shall equal interest expense during the period from the Third Amendment Effective Date through the last day of Fiscal Quarter 2 2013 multiplied by 365 divided by the number of days since the Third Amendment Effective Date, and (d) for the measurement period ending on the last day of Fiscal Quarter 3 2013, shall equal interest expense during the period from the Third Amendment Effective Date through the last day of Fiscal Quarter 3 2013 multiplied by 365 divided by the number of days since the Third Amendment Effective Date.

“LIBOR” means, for each Interest Period, the higher of (a) one percent (1.00%) per annum and (b) the offered rate per annum for deposits of Dollars for the applicable Interest Period that appears on Reuters Screen LIBOR01 Page as of 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period.  If no such offered rate exists, such rate will be the rate of interest per annum, as determined by Agent at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period by major financial institutions reasonably satisfactory to Agent in the London interbank market for such Interest Period for the applicable principal amount on such date of determination.

“Obligations” means, with respect to any Credit Party, all amounts, obligations, liabilities, covenants and duties of every type and description (including for the payment of money), owing by such Credit Party to each Lender and each other Secured Party arising out of, under, or in connection with any Loan Document and each Secured Rate Contract, whether direct or indirect, absolute or contingent, due or to become due, liquidated or not, now existing or hereafter arising, however acquired, and whether or not evidenced by any instrument, including, without duplication: (a) if such Credit Party is Borrower, the Revolving Loan Credit Facility and the Term Loan; (b) all interest (whether or not accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or similar proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) on the principal amount of the Revolving Loans and Term Loans outstanding from time to time; and (c) all other fees, expenses (including fees, charges and disbursement of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to such Credit Party under any Loan Document.

“Other Permitted Add-Backs” means the sum of (a) normal and customary pre-opening expenses associated with New Properties in an amount per Site not to exceed the lesser of (i) the actual amount of such expense or (ii) an amount which, when averaged with the pre-opening expenses for all other New Properties paid during the applicable Measurement Period, does not exceed $37,000 per Site; (b) reimbursement payments to Holdings and/or ZILLC to pay director’s travel and related expenses in connection with the meetings of the Borrower’s board of directors to the extent such payment is permitted hereunder and does not exceed for any Measurement Period the lesser of (i) the actual amount of such travel and related expenses or (ii) $65,000; (c) reasonable and customary non-recurring acquisition costs and expenses related to the South Carolina Franchising Acquisition; (d) Management Fees to the extent permitted to be paid pursuant hereunder; provided, notwithstanding the amount of Management Fees actually paid or the terms upon which the Management Fees are paid, (i) the amount of the Management Fees included as an Other Permitted Add-Back shall not exceed $300,000 with respect to any Measurement Period, (ii) at the time of payment of any portion of the Management Fee, no Default or Event of Default shall have occurred and be continuing and (iii) payment of Management Fees must be expressly subordinated to all Obligations pursuant to an agreement in form satisfactory to Agent in its sole discretion; (e) the advisory fee paid to Brentwood Associates in connection with the South Carolina Franchising Acquisition in an aggregate amount during the term of this Agreement not to exceed $87,000; (f) costs and expenses incurred in connection with the relocation of certain of Borrower’s personnel to Dallas, TX, including, but not limited to, recruiting costs incurred to hire employees for positions where a previous employee did not relocate, in an aggregate amount not to exceed $400,000 during the term of this Agreement to the extent (y) incurred on or before the last day of the Fiscal Year ending on or closes to December 31, 2013 and (z) deducted in the calculation of net income; and (g) costs and expenses incurred in connection with the initial public offering of capital Stock of Holdings, any Subsidiary of Holdings or any corporate parent of Holdings in an aggregate amount not to exceed $750,000 during the term of this Agreement to the extent deducted in the calculation of net income.

“Revolving Loan Conversion Date” means (x) December 31 of every calendar year, beginning on December 31, 2013, and (y) any other date elected by Borrower and delivered to Agent in an irrevocable written notice at least ten (10) Business Days prior thereto.

“Revolving Loan Credit Facility” means the revolving line of credit loan facility made available pursuant to this Agreement and more particularly described in Article I.

“Revolving Termination Date” means the earlier to occur of: (a) November 29, 2017; and (b) the date on which the Aggregate Revolving Loan Commitment shall terminate in accordance with the provisions of this Agreement.

(i)                                     Section 11.1 of the Credit Agreement is hereby amended by adding the following defined terms thereto in applicable alphabetical order:

“Continuing Directors” means the directors of Holdings on the Third Amendment Effective Date and each other director of Holdings if such director’s appointment or nomination for election to the board of directors of Holdings is recommended or approved by (i) a majority of the then Continuing Directors or (ii) the Investor Group.

“Qualified IPO” means an underwritten public offering of the voting Stock of Holdings or any corporate parent thereof which generates gross cash proceeds to Holdings of at least $50,000,000 or, if such public offering is of the Stock of a corporate parent of Holdings, not less than $50,000,000 of such proceeds shall have been contributed to the equity capital of Holdings.

“Term Loan Commitment” means, as of the Third Amendment Effective Date, as to each Lender, the sum of (i) the outstanding Restatement Effective Date Term Loans held by such Lender and (ii) such Lender’s Third Amendment Term Loan Commitment, in each case, as set forth opposite such Lender’s name in Schedule 1.1(a), as such amounts may be reduced or increased from time to time in accordance with this Agreement.

“Texas Franchising Acquisition” means the acquisition by Borrower of the Properties known as 4000 Washington Suite 101, Houston TX.  77007. 5779 San Felipe, Houston TX.  77057 and 3701 South Shepherd, Houston TX.  77098.

“Third Amendment Effective Date” means November 30, 2012.

(j)                                    Schedule 1.1(a) of the Credit Agreement is hereby amended by deleting such schedule in its entirety and substituting the revised Schedule 1.1(a) attached hereto as Exhibit A therefor.

(k)                                 Schedule 1.1(b) of the Credit Agreement is hereby amended by deleting such schedule in its entirety and substituting the revised Schedule 1.1(b) attached hereto as Exhibit B therefor.

Section 2.                                           Conditions to Effectiveness of this Amendment.  Notwithstanding anything to the contrary set forth herein, this Amendment shall become effective upon satisfaction in a manner reasonably satisfactory to the Agent of each of the following conditions (such time, the “Effective Time”):

(a)                                 the delivery to the Agent of a counterpart of this Amendment executed by Borrower, the other Credit Parties, the Agent, the New Lenders and the other Lenders;

(b)                                 the Borrower shall have delivered to Agent evidence reasonably satisfactory to Agent demonstrating that, based upon the financial statements for the twelve month period ended September 3, 2012 delivered to Agent and the Lenders in accordance with the Credit Agreement: (i) EBITDA of the Credit Parties and their Subsidiaries (which shall, for purposes of clarity, include EBITDA attributable to the South Carolina Franchising Acquisitions and the Texas Franchising Acquisitions as set forth in the definition of EBITDA (as amended hereby)) is not less than $8,500,000 (“Third Amendment EBITDA”) and (ii) the ratio of total Funded Indebtedness of the Credit Parties and their subsidiaries to Third Amendment EBITDA, calculated giving pro forma effect to the transactions consummated on the Third Amendment Effective Date, payment of all costs and expenses in connection therewith, and funding of the Incremental Term Loan and the prepayment of certain Loans on the Third Amendment Effective Date, is equal to or less than 3.05:1.00;

(c)                                  the Agent shall have received, for the ratable benefit of the Lenders, a closing fee in an amount equal to one-half of one percent (0.50%) of the sum of (i) aggregate outstanding principal balance of the Term Loan and the Revolving Loan and (ii) unfunded Commitments, in each case, held by such Lender immediately prior to the Effective Time;

(d)                                 the Borrower shall have reimbursed Agent for all costs and expenses (including all legal fees and expenses) incurred by Agent in connection with this Amendment;

(e)                                  the accuracy of the representations and warranties contained in Section 3 hereof;

(f)                                   since December 26, 2011 there shall not have occurred any Material Adverse Effect;

(g)                                  no Default or Event of Default exists or will arise as a direct result of this Amendment; and

(h)                                 delivery to Agent of the other documents and deliveries set forth on Exhibit C attached hereto (in fully-executed forms, where applicable).

Section 3.                                           Representations and Warranties.  Each Credit Party hereby represents and warrants to Agent, each New Lender, each other Lender and each other Secured Party that before and after giving immediate effect to this Amendment and the funding of the Loans and other financial accommodations set forth herein:

(a)                                 the representations and warranties set forth in the Credit Agreement and the other Loan Documents, in each case as amended by or in connection with this Amendment, are true and correct in all material respects, except for such representations and/or warranties that expressly relate to an earlier date (in which event such representations and/or warranties are true and correct in all material respects as of such earlier date);

(b)                                 without limiting the foregoing clause (a), (i) the value of the assets of Borrower and its Subsidiaries on a consolidated basis (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of Borrower; (ii) Borrower and its Subsidiaries, on a consolidated basis, are able to pay all of their liabilities as such liabilities mature in the ordinary course; and (iii) Borrower and its Subsidiaries, on a consolidated basis, do not have unreasonably small capital (provided, for purposes of this clause (b), in computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount can reasonably be expected to become an actual or matured liability);

(c)                                  each of the Borrower and the other Credit Parties has full right and authority to enter to execute, deliver and perform its obligations under this Amendment, the Credit Agreement, as amended hereby, and each of the other Loan Documents executed in connection herewith;

(d)                                 the execution, delivery and performance by the Borrower and the other Credit Parties of this Amendment, the Credit Agreement, as amended hereby, and each of the other Loan Documents executed in connection herewith have been duly authorized by all necessary action by the such Person;

(e)                                  the execution, delivery and performance by such Person of this Amendment, the Credit Agreement, as amended hereby, and each of the other Loan Documents executed in connection herewith, and the consummation of the transactions contemplated by this Amendment, the Credit Agreement, as amended hereby, and each of the other Loan Documents executed in connection herewith, in each case, do not and will not (i) contravene or constitute a default under (i) any provision of law or any judgment, injunction, order or decree binding upon the Borrower, the other Credit Parties or any Subsidiary, if any, in each case where such contravention or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (x) any provision of the organizational documents (e.g., charter, articles of incorporation, by-laws, articles of association, operating agreement, partnership agreement or other similar document) of the Borrower, the other Credit Parties or any Subsidiary, (y) contravene or constitute a default under any covenant, indenture or agreement of or affecting the Borrower, the other Credit Parties or any Subsidiary or any of its Property, in each case, where such contravention or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (iii) result in the creation or imposition of any Lien on any Property of the Borrower, the other Credit Parties or any Subsidiary other than the Liens granted in favor of the Agent pursuant to the Collateral Documents;

(f)                                   this Amendment, the Credit Agreement, as amended hereby, and each of the other Loan Documents executed in connection herewith, each constitute, the legal, valid and binding obligation of the Borrower and the other Credit Parties, enforceable against such Person in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability; and

(g)                                  no Default or Event of Default exists or will arise as a direct result of this Amendment.

Section 4.                                           Reference and Effect on the Credit Documents.

(a)                                 On and after the date hereof, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to the “Credit Agreement,” shall mean and be a reference to the Credit Agreement, as amended or otherwise modified hereby.

(b)                                 The Credit Agreement and each of the other Loan Documents, as specifically amended or otherwise modified by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified, confirmed and reaffirmed.

(c)                                  The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.  The Credit Agreement and the other Loan Documents are in full force and effect and are hereby in all respects ratified and confirmed.

(d)                                 Except as expressly set forth herein, nothing contained in this Amendment and no action by, or inaction on the part of, any Lender or the Agent shall, or shall be deemed to, directly or indirectly constitute a consent to or waiver of any past, present or future violation of any provisions of the Credit Agreement or any other Loan Document.

(e)                                  This Amendment is a Loan Document.

Section 5.                                           Governing Law and Jurisdiction.

(a)                                 Governing Law.  The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Agreement, including, without limitation, its validity, interpretation, construction, performance and enforcement (including, without limitation, any claims sounding in contract or tort law arising out of the subject matter hereof and any determinations with respect to post-judgment interest).

(b)                                 Submission to Jurisdiction.  Any legal action or proceeding with respect to any Loan Document shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, the Borrower and each other Credit Party executing this Agreement hereby accepts for itself and in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts; provided that nothing in this Agreement shall limit the right of Agent to commence any proceeding in the federal or state courts of any other jurisdiction to the extent Agent determines that such action is necessary or appropriate to exercise its rights or remedies under the Loan Documents.  The parties hereto (and, to the extent set forth in any other Loan Document, each other Credit Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

Section 6.                                           Miscellaneous.

(a)                                 No Waiver, Etc.  Except as otherwise expressly set forth herein, nothing in this Amendment is intended or shall be deemed or construed to extend to or affect in any way any of the Obligations or any of the rights and remedies of the Agent or any Lender arising under the Credit Agreement, any of the other Loan Documents or applicable law. The failure of the Agent or any Lender at any time or times hereafter to require strict performance by any Credit Party or any other Person obligated under any Loan Document of any of the respective provisions, warranties, terms and conditions contained herein or therein shall not waive, affect or diminish any right of such Person at any time or times thereafter to demand strict performance thereof; and no rights of the Agent or any Lender hereunder shall be deemed to have been waived by any act or knowledge of such Person, or any of its agents, attorneys, officers or employees, unless such waiver is contained in an instrument in writing signed by an authorized officer of such Person and specifying such waiver.  Except as otherwise expressly set forth herein, no waiver by the Agent or any Lender of any of its rights or remedies shall operate as a waiver of any other of its rights or remedies or any of its rights or remedies on a future occasion at any time and from time to time.  All terms and provisions of the Credit Agreement and each of the other Loan Documents remain in full force and effect, except to the extent expressly modified by this Amendment.

(b)                                 Execution in Counterparts.  This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.  Any party hereto may execute and deliver a counterpart of this Amendment by delivering by facsimile transmission or electronic mail in portable document format a signature page of this Amendment signed by such party, and such signature shall be treated in all respects as having the same effect as an original signature.

(c)                                  Severability.  The invalidity, illegality or unenforceability of any provision in or obligation under this Amendment in any jurisdiction shall not affect or impair the validity, legality or enforceability of the remaining provisions or obligations under this Amendment or of such provision or obligation in any other jurisdiction.

(d)                                 No Third Party Beneficiaries.  This Amendment shall be binding upon and inure to the benefit of each party hereto and their respective successors and assigns.  No Person other than the parties hereto, their respective successors and assigns and any other Lender shall have rights hereunder or be entitled to rely on this Amendment, and all third-party beneficiary rights are hereby expressly disclaimed.

(e)                                  Section Titles.  The section and subsection titles contained in this Amendment are included for convenience only, shall be without substantive meaning or content of any kind whatsoever, and are not a part of the agreement between the Agent and the Lenders, on the one hand, and the Borrower and the other Credit Parties on the other hand.  Any reference in this Amendment to any “Section” refers, unless the context otherwise indicates, to a section of this Amendment.

Section 7.                                           Reaffirmation. Each of the Credit Parties as borrower, guarantor, debtor, grantor, pledgor, assignor, or in other any other similar capacity in which such Credit Party grants liens or security interests in its property or otherwise acts as accommodation party or guarantor, as the case may be, hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the Loan Documents to which it is a party (after giving effect hereto) and (ii) to the extent such Credit Party granted liens on or security interests in any of its property pursuant to any such Loan Document as security for the Obligations or otherwise guaranteed the Borrower’s Obligations under or with respect to the Loan Documents, ratifies and reaffirms such guarantee and grant of security interests and liens and confirms and agrees that such security interests and liens hereafter secure all of the Obligations as amended hereby.  Each of the Credit Parties hereby consents to this Amendment and acknowledges that each of the Loan Documents remains in full force and effect and is hereby ratified and reaffirmed.

Section 8.                                           Continued Effectiveness; No Novation.  Anything contained herein to the contrary notwithstanding, neither this Amendment nor any of the Loan Documents executed in connection herewith is intended to or shall serve to effect a novation of the Obligations under the Credit Agreement and the other Loan Documents.  Instead, it is the express intention of the parties hereto to reaffirm the indebtedness created under the Credit Agreement which is evidenced by the Credit Agreement, as amended hereby, the notes, if any, provided for therein and secured by the Collateral.  Borrower and each other Credit Party acknowledges and confirms that it has no defense, set off, claim or counterclaim against the Agent and the Lenders with regard to the indebtedness, liabilities and obligations created under the Credit Agreement and the liens and security interests granted pursuant to the Loan Documents secure the indebtedness, liabilities and obligations of the Borrower and the other Credit Parties to the Agent, the Lenders and other Secured Parties under the Credit Agreement, as amended hereby, and the other Loan Documents and that the term “Obligations” as used in the Loan Documents (or any other term used therein to describe or refer to the indebtedness, liabilities and obligations of the Borrower and/or the other Credit Parties to the Agent, the Lenders and the other Secured Parties) includes, without limitation, the indebtedness, liabilities and obligations of the Borrower and the other Credit Parties under the Credit Agreement and the other Loan Documents, in each case, as amended by, or executed and/or delivered in connection with, this Amendment, as the each of the foregoing further may be amended, modified, supplemented and/or restated from time to time.  The Loan Documents (other than the Credit Agreement, which is amended in its entirety pursuant hereto) and all agreements, instruments and documents executed and/or delivered in connection with any of the foregoing shall each be deemed to be amended to the extent necessary to give effect to the provisions of this Amendment.

Section 9.                                           Release of Claims.  In consideration of the Lenders’ and the Agent’s agreements contained in this Amendment, each Credit Party hereby irrevocably releases and forever discharge the Lenders and the Agent and their affiliates, subsidiaries, successors, assigns, directors, officers, employees, agents, consultants and attorneys (each, a “Released Person”) of and from any and all claims, suits, actions, investigations, proceedings or demands, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law of any kind or character, known or unknown, which such Credit Party ever had or now has against Agent, any Lender or any other Released Person which relates, directly or indirectly, to any acts or omissions of Agent, any Lender or any other Released Person relating to the Credit Agreement or any other Loan Document on or prior to the date hereof.

Section 10.                                    New Lenders.  Each Person party to this Amendment as a Lender that is not a “Lender” under the Credit Agreement as in effect prior to the Effective Time shall be deemed to be, immediately upon the occurrence of the Effective Time, and hereby is, a Lender under the Credit Agreement and each other Loan Document for all purposes thereunder.

- Remainder of page intentionally blank -

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the day and year first above written.

BORROWER:

ZOE’S KITCHEN USA, LLC, a Delaware limited liability company

By:	/s/ Jason Morgan
Name:	Jason Morgan
Title:	CFO

CREDIT PARTIES:

ZOE’S KITCHEN, INC., a Delaware corporation

By:	/s/ Jason Morgan
Name:	Jason Morgan
Title:	CFO

SOHO FRANCHISING, LLC, a Delaware limited liability company

By:	/s/ Jason Morgan
Name:	Jason Morgan
Title:	CFO

ZOE’S ARIZONA, LLC, a Delaware limited liability company

By:	/s/ Jason Morgan
Name:	Jason Morgan
Title:	CFO

ZOE’S COLORADO, LLC, a Delaware limited liability company

By:	/s/ Jason Morgan
Name:	Jason Morgan
Title:	CFO

Third Amendment to Credit Agreement

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the day and year first above written.

ZOE’S FLORIDA, LLC, a Delaware limited liability company

By:	/s/ Jason Morgan
Name:	Jason Morgan
Title:	CFO

ZOE’S KITCHEN HOLDING COMPANY, LLC, a Delaware limited liability company

By:	/s/ Jason Morgan
Name:	Jason Morgan
Title:	CFO

ZOE’S LOUISIANA, LLC, a Delaware limited liability company

By:	/s/ Jason Morgan
Name:	Jason Morgan
Title:	CFO

ZOE’S MARYLAND, LLC, a Delaware limited liability company

By:	/s/ Jason Morgan
Name:	Jason Morgan
Title:	CFO

ZOE’S RESTAURANTS NASHVILLE, LLC, a Delaware limited liability company

By:	/s/ Jason Morgan
Name:	Jason Morgan
Title:	CFO

Third Amendment to Credit Agreement

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the day and year first above written.

ZOE’S NORTH CAROLINA, LLC, a Delaware limited liability company

By:	/s/ Jason Morgan
Name:	Jason Morgan
Title:	CFO

ZOE’S OKLAHOMA, LLC, a Delaware limited liability company

By:	/s/ Jason Morgan
Name:	Jason Morgan
Title:	CFO

ZOË’S RESTAURANTS, L.L.C, an Alabama limited liability company

By:	/s/ Jason Morgan
Name:	Jason Morgan
Title:	CFO

ZOE’S SOUTH CAROLINA, LLC, a Delaware limited liability company

By:	/s/ Jason Morgan
Name:	Jason Morgan
Title:	CFO

ZOE’S TEXAS, LLC, a Delaware limited liability company

By:	/s/ Jason Morgan
Name:	Jason Morgan
Title:	CFO

Third Amendment to Credit Agreement

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the day and year first above written.

ZK TEXAS BEVERAGES, LLC, a Texas limited liability company

By:	/s/ Jason Morgan
Name:	Jason Morgan
Title:	CFO

ZK TEXAS HOLDINGS, LLC, a Texas limited liability company

By:	/s/ Jason Morgan
Name:	Jason Morgan
Title:	Manager

ZK TEXAS MANAGEMENT, LLC, a Texas limited liability company

By:	/s/ Jason Morgan
Name:	Jason Morgan
Title:	Manager

ZOE’S VIRGINIA, LLC, a Delaware limited liability company

By:	/s/ Jason Morgan
Name:	Jason Morgan
Title:	CFO

ZOE’S ANNAPOLIS, LLC, a Delaware limited liability company

By:	/s/ Jason Morgan
Name:	Jason Morgan
Title:	CFO

Third Amendment to Credit Agreement

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the day and year first above written.

ZOE’S NEW JERSEY, LLC, a Delaware limited liability company

By:	/s/ Jason Morgan
Name:	Jason Morgan
Title:	CFO

ZOE’S PENNSYLVANIA, LLC, a Delaware limited liability company

By:	/s/ Jason Morgan
Name:	Jason Morgan
Title:	CFO

Third Amendment to Credit Agreement

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the day and year first above written.

AGENT AND LENDERS:

GENERAL ELECTRIC CAPITAL CORPORATION, as Agent and as a Lender

By:	/s/ Thomas Moro
Name:	Thomas Moro
Its:	Duly Authorized Signatory

GE CAPITAL BANK, a Utah industrial loan corporation, formerly known as GE Capital Financial Inc., as a Lender

By:	/s/ Thomas Moro
Name:	Thomas Moro
Its:	Duly Authorized Signatory

REGIONS BANK, as a New Lender

By:	/s/ Jake Nash
Name:	Jake Nash
Its:	Senior Vice President

Third Amendment to Credit Agreement